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                                 AMENDMENT No. 2
                                     to the
                                    AGREEMENT
                                     between
                         HARTFORD LIFE INSURANCE COMPANY
                                       and
                     BANC OF AMERICA CAPITAL MANAGEMENT, LLC

     THIS AMENDMENT is made and entered into as of the 1st day of May, 2003, by and among Hartford Life Insurance Company, a Connecticut life insurance company having a business address of 200 Hopmeadow Street, Simsbury, Connecticut 06089 ("HL") and Banc of America Capital Management, LLC (successor to Bank of America Advisors, LLC, formerly, NationsBanc Advisors, Inc.), a North Carolina limited liability company with executive offices at 101 South Tryon Street, Charlotte, North Carolina 28255 ("Advisors").

WHEREAS, HL and Advisors have conducted business with each other pursuant to an agreement dated March 13, 1998, as amended by Amendment No. 1 dated May 1, 2002 (the "Agreement") concerning the development and marketing of certain variable annuity contracts and subsequent versions thereof (the "Contracts"); and

WHEREAS, HL and Advisors wish to amend the Agreement for the purpose of (i) adding Series II of Nations Outlook variable annuity and Series III of Nations variable annuity to the Contracts covered by the Agreement and (ii) clarifying the terms of the Agreement with respect to Series II of Nations Outlook variable annuity and Series III of Nations variable annuity.

NOW, THEREFORE, in consideration of the mutual promises contained herein and past and prospective business relations, HL and Advisors hereby amend the Agreement as follows:

1. Effective as of May 1, 2003, Series II of Nations Outlook variable annuity, and Series III of Nations variable annuity are added to the Contracts covered by the Agreement. HL and Advisors agree that the Contracts that are and have been covered by the Agreement are as follows: Series I, Series II, Series II-R and Series III of Nations variable annuity, and Series I and Series II of Nations Outlook variable annuity.

2. HL reserves the right to eliminate or modify any enhanced interest rate dollar cost averaging programs under Series I and/or Series II of Nations Outlook variable annuity. Notwithstanding anything in the Agreement to the contrary, HL and Advisors agree that Series I and Series II of Nations Outlook variable annuity shall be included for purposes of the Compensation Adjustment Payment only if HL eliminates such dollar cost averaging programs.

3. HL and Advisors agree that the persistency bonus described in Exhibit B to the Agreement shall continue to apply only with respect to Series I, Series 11, Series II-R. and Series III of Nations variable annuity.

4. In all other respects, the terms of the Agreement remain in full force and effect.
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     IN WITNESS WHEREOF, the Advisors and HL have executed this Amendment to be effective as of the first date written above.

BANC OF AMERICA CAPITAL                 HARTFORD LIFE INSURANCE COMPANY
MANAGEMENT, LLC


By: /s/ Edward D. Bedard                By: /s/ Michael J. Roscoe
    ---------------------------------       ------------------------------------
Name: Edward D. Bedard                  Name: Michael J. Roscoe
Title: Managing Director & Chief        Title: Vice President
       Administrative Officer